March 14, 2012

U.S. Securities and Exchange Commission

Office of the Chief Accountant

450 Fifth Street, NW

Washington, DC 20549

RE: Vault America, Inc.

       File No. 333-74928

       Change in Certifying Accountant

Dear Sir or Madam:

The firm of Weaver Martin & Samyn, LLC was previously principal certifying accountant for Vault, Inc. (the “Company”) and reported on the financial statements of the Company for the years ended October 31, 2010 and 2011.  On March 14, 2012, we were notified by the Company that we were dismissed as the principal certifying accountant.  We have read Item 4.01 of Form 8-K of Vault America, Inc. and agree with the statements concerning our Firm contained therein.

Very Truly Yours

/s/ Weaver Martin & Samyn, LLC

411 Valentine Road, Suite 300

Kansas City, Missouri 64111